Exhibit 10.1

Form of CVR Agreement
CONTINGENT VALUE RIGHTS AGREEMENT
THIS CONTINGENT VALUE RIGHTS AGREEMENT, dated as of , 2018 (this “Agreement”), is entered into by and among Apricus Biosciences, Inc., a Nevada corporation (“Apricus”), Seelos Therapeutics, Inc., a Delaware corporation (the “Company”), , as representative of the holders of CVRs (the “Holders’ Representative”), and , a , as Rights Agent (the “Rights Agent”) and as initial CVR Registrar (as defined herein).
RECITALS
Apricus, Arch Merger Sub, a Delaware corporation and wholly-owned subsidiary of Apricus (“Merger Sub”), and the Company have entered into an Agreement and Plan of Merger dated as of July 30, 2018 (as it may be amended or supplemented from time to time pursuant to the terms thereof, the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company with the Company surviving the merger as a subsidiary of Apricus (the “Merger”).
Pursuant to the Merger Agreement, Apricus and the Company agreed to create and issue to Apricus’ stockholders of record immediately prior to the Effective Time contingent value rights as hereinafter described.
The parties have done all things necessary to make the contingent value rights, when issued pursuant to the Merger Agreement and hereunder, the valid obligations of Apricus and to make this Agreement a valid and binding agreement of Apricus, in accordance with its terms.
NOW, THEREFORE, for and in consideration of the premises and the consummation of the transactions referred to above, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders (as hereinafter defined), as follows:
ARTICLE I
DEFINITIONS
Section 1.1.    Definitions.
(a)    For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:
(i)    the terms defined in this Article have the meanings assigned to them in this Article, and include the plural as well as the singular;
(ii)    all accounting terms used herein and not expressly defined herein shall have the meanings assigned to such terms in accordance with United States generally accepted accounting principles, as in effect on the date hereof;

Exhibit 10.1

(iii)    the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision;
(iv)    unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, words denoting any gender shall include all genders and words denoting natural Persons shall include corporations, partnerships and other Persons and vice versa; and
(v)    all references to “including” shall be deemed to mean including without limitation.
(b)    Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement. The following terms shall have the meanings ascribed to them as follows:
“Affiliate” shall mean any corporation, company, partnership, joint venture or firm which controls, is controlled by, or is under common control with a specified Person. For purposes of this Agreement, “control” shall be presumed to exist if one of the following conditions is met: (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares having the right to vote for the election of directors, and (b) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest with the power to direct the management and policies of such non-corporate entities. In the case of certain entities organized under the laws of certain countries outside of the United States, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and that in such cases such lower percentage shall be substituted in the preceding sentence, provided, that such foreign investor has the power to direct the management and policies of such entity.
“Agreement” has the meaning set forth in the Preamble.
“Apricus” has the meaning set forth in the Preamble.
“Board of Directors” means the board of directors of Apricus.
“Board Resolution” means a copy of a resolution certified by the secretary or an assistant secretary of Apricus to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Rights Agent.
“Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to remain closed.
“Calendar Year” means the period beginning on the Effective Date and ending on December 31 of the year in which the Effective Date occurs, and, thereafter, January 1 through and including December 31 of each year.

Exhibit 10.1

“Common Stock” means the Common Stock, $0.001 par value per share, of Apricus.
“Company” has the meaning set forth in the Preamble.
“CVR Cash Payment Amount” has the meaning set forth in Section 2.4(a).
“CVR Certificate” has the meaning set forth in Section 2.5(a).
“CVR Non-Cash Payment Amount” has the meaning set forth in Section 2.4(b).
“CVR Payment Amount” has the meaning set forth in Section 2.4(b).
“CVR Payment Date” has the meaning set forth in Section 2.5(a).
“CVR Register” has the meaning set forth in Section 2.3(b).
“CVR Registrar” has the meaning set forth in Section 2.3(b).
“CVR Year” means the period beginning on the Effective Date and ending on December 31 of the year in which the Effective Date occurs, and, thereafter, January 1 through and including the earlier of: (i) December 31 of each year, or (ii) , 2028.
“CVRs” means the Contingent Value Rights issued by Apricus pursuant to the Merger Agreement and this Agreement.
“Effective Date” means the date on which the certificate of merger for the Merger is filed with the Secretary of State of the State of Delaware and deemed effective.
“Holder” means a Person in whose name a CVR is registered in the CVR Register.
“Holders’ Representative” means the representative of the Holders named in the preamble, until a successor Holders’ Representative shall have become such pursuant to the applicable provisions of this Agreement, and thereafter “Holders’ Representative” shall mean such successor Holders’ Representative.
“Majority of CVR Holders” means, as of any date, the Holders holding a majority of the outstanding CVRs as of such date; for this purpose, CVRs beneficially owned by Apricus shall be considered as though not outstanding.
“Merger” has the meaning set forth in the Recitals.
“Merger Agreement” has the meaning set forth in the Recitals.
“Merger Sub” has the meaning set forth in the Recitals.

Exhibit 10.1

“Officer’s Certificate” means a certificate signed by the chief executive officer, president, chief financial officer, any vice president, the controller, the treasurer or the secretary, in each case, of Apricus, in his or her capacity as such an officer, and delivered to the Rights Agent.
“Permitted Transfer” means a transfer of any or all of the CVRs: (i)  by will or intestacy (upon the death of the Holder); (ii) by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee; (iii)  made pursuant to a court order of a court of competent jurisdiction (such as in connection with divorce, bankruptcy or liquidation); (iv)  made by operation of law (including a consolidation or merger) or in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (v) from a participant’s account in a tax-qualified employee benefit plan to the participant or to such participant’s account in a different tax-qualified employee benefit plan or to a tax-qualified individual retirement account for the benefit of such participant; (vi) from a participant in a tax-qualified employee benefit plan, who received the CVRs from such participant’s account in such tax-qualified employee benefit plan, to such participant’s account in a different tax-qualified employee benefit plan or to a tax-qualified individual retirement account for the benefit of such participant; (vii) to a non-profit organization as a gift; or (viii) in the case of CVRs payable to a nominee, from a nominee to a beneficial owner (and, if applicable, through an intermediary) or from such nominee to another nominee for the same beneficial owner.
“Person” means any natural person, corporation, partnership, limited liability company, trust, estate, other firm or entity or governmental body.
“Products” means products or product candidates being developed, tested in clinical trials, manufactured, sold or distributed by Apricus or any of its subsidiaries, or Apricus’ or its subsidiaries’ Affiliates, licensees (or Affiliates or sublicensees of such licensees) or licensors or research, development, collaboration, supply, manufacturing or similar commercialization partners.
“Rights Agent” means the Rights Agent named in the Preamble to this Agreement, until a successor Rights Agent shall have become such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” shall mean such successor Rights Agent.
“Rights Agent Costs” has the meaning set forth in Section 3.2(h).
“Rights Agent Fees and Expenses” has the meaning set forth in Section 3.2(h).
“Rights Agent Out-of-Pocket Expenses” has the meaning set forth in Section 3.2(h).
“Rights Agent Transaction Expenses” has the meaning set forth in Section 3.2(h).
“Surviving Corporation” shall mean the entity surviving the Merger.
“Surviving Person” has the meaning set forth in Section 7.1(a)(i).

Exhibit 10.1

“Transaction Expenses” means (i) any reasonable out-of-pocket transaction costs, fees or expenses (including any broker fees, finder’s fees, advisory fees, accountant or attorney’s fees and transfer or similar taxes imposed by any jurisdiction) incurred by Apricus or any of its subsidiaries or Affiliates in connection with the Vitaros Agreements, and (ii) any taxes incurred or paid by Apricus or any of its subsidiaries or Affiliates in connection with the Vitaros Agreements. To the extent any Transaction Expenses are incurred or paid in a currency other than U.S. dollars, the amount that was paid, as converted into U.S. dollars using the applicable exchange rate in effect for the date on which such amount was paid, as reported by The Wall Street Journal, shall be used in the calculation of the “Transaction Expenses”.
“Vitaros Agreement” means any agreement to sell, exclusively license or otherwise transfer all or any portion of the Vitaros Assets to a third party.
“Vitaros Assets” means those assets (including intellectual property rights) owned or controlled by Apricus immediately prior to the Closing which are related to or otherwise used or held for use in connection with the research, development, manufacture, use, sale, or commercialization of pharmaceutical product currently under development known as Vitaros in each case as set forth on Schedule 2 hereto.
ARTICLE II
CONTINGENT VALUE RIGHTS
Section 2.1.    Issuance of CVRs; Appointment of Rights Agent.
(a)    Effective as of the closing of the Merger, Apricus shall issue to Holders one CVR per share of Common Stock such Holder held of record as of immediately prior to the Effective Time, after giving effect to the Apricus Reverse Stock Split.
(b)    Apricus hereby appoints as the Rights Agent to act as rights agent for Apricus in accordance with the instructions hereinafter set forth in this Agreement, and the Rights Agent hereby accepts such appointment.
(c)    Distribution of any CVR Payment Amount to Holders shall be made in accordance with such Holder’s proportion of the aggregate outstanding CVRs as reflected in the CVR Register from time to time.
Section 2.2.    Nontransferable.
The CVRs shall not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer.
Section 2.3.    No Certificate; Registration; Registration of Transfer; Change of Address.
(a)    The CVRs shall not be evidenced by a certificate or other instrument.

Exhibit 10.1

(b)    The Rights Agent shall keep a register (the “CVR Register”) for the registration of CVRs. The Rights Agent is hereby initially appointed “CVR Registrar” for the purpose of registering CVRs and transfers of CVRs as herein provided. Upon any change to the identity of the Rights Agent, the successor Rights Agent shall automatically also become the successor CVR Registrar.
(c)    Subject to the restriction on transferability set forth in Section 2.2, every request made to transfer a CVR must be in writing and accompanied by a written instrument or instruments of transfer and any other requested documentation in a form reasonably satisfactory to the CVR Registrar, duly executed by the registered Holder or Holders thereof or by the duly appointed legal representative, personal representative or survivor of such Holder or Holders or by a duly authorized attorney, setting forth in reasonable detail the circumstances relating to the transfer. Upon receipt of such written request and materials, the CVR Registrar shall, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions herein, register the transfer of the CVRs in the CVR Register. All duly transferred CVRs registered in the CVR Register shall be the valid obligations of Apricus, evidencing the same right and shall entitle the transferee to the same benefits and rights under this Agreement, as those previously held by the transferor. No transfer of a CVR shall be valid until registered in the CVR Register, and any transfer not duly registered in the CVR Register will be void ab initio. Any transfer or assignment of the CVRs shall be without charge (other than the cost of any transfer tax which shall be the responsibility of the transferor) to the Holder.
(d)    A Holder may make a written request to the CVR Registrar to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written notice, the CVR Registrar shall promptly record the change of address in the CVR Register.
Section 2.4.    CVR Payment Amounts.
(a)    For each CVR Year, Apricus shall deliver, in accordance with the payment procedures set forth in Section 2.5, 90% of any and all amounts actually received by Apricus from each Vitaros Agreement during such CVR Year, less any applicable Transaction Expenses (any such amount, a “CVR Cash Payment Amount”).
(b)    If any consideration received from a Vitaros Agreement in a CVR Year is consideration other than cash, Apricus shall deliver, in accordance with the payment procedures set forth in Section 2.5, an amount in cash equal to 90% of the fair market value of such consideration, as determined in good faith by the Board of Directors, less any applicable Transaction Expenses (any such amount a “CVR Non-Cash Payment Amount”, and, together with the CVR Cash Payment Amount, a “CVR Payment Amount”); provided, however, that if the Board of Directors, acting in good faith, determines that it is not commercially reasonable for Apricus to pay such cash amount, then Apricus and the Holders’ Representative shall discuss and determine the appropriate form of consideration payable in accordance with the procedure set forth in Section 8.10, which decision shall be binding on the parties hereto and every Holder.

Exhibit 10.1

(c)    Notwithstanding anything to the contrary contained herein, the first $500,000 in consideration received by Apricus from Vitaros Agreements (after deducting applicable Transaction Expenses) shall not be included in any calculation of a CVR Payment Amount and shall be retained by Apricus.
(d)    If any consideration received from a Vitaros Agreement is in a currency other than U.S. dollars, the amount of such proceeds shall be deemed to be the U.S. dollar amount actually received by Apricus upon Apricus’ conversion of such proceeds into U.S. dollars at the direction of the Holders’ Representative.
Section 2.5.    Payment Procedures.
(a)    Following the end of each Calendar Year, Apricus shall promptly, but in no event later than the earlier to occur of (i) 90 days after the end of such Calendar Year, and (ii) five Business Days following the date of completion of Apricus’ audited financial statements for such Calendar Year, deliver to the Rights Agent an Officer’s Certificate certifying that each Holder is entitled to receive the applicable CVR Payment Amount (the “CVR Certificate”), which shall set forth the date on which the Rights Agent is to pay the applicable CVR Payment Amount to each of the Holders (the “CVR Payment Date”). The Rights Agent shall promptly (and in no event later than five Business Days after receipt thereof) send each Holder a copy of any CVR Certificate at its registered address.
(b)    At least five (5) Business Days before the CVR Payment Date, Apricus shall cause the CVR Payment Amount for each CVR then outstanding to be delivered to the Rights Agent, who shall, on the CVR Payment Date, distribute the CVR Payment Amount to the Holders as reflected on the CVR Register by check mailed to the address of each such respective Holder as reflected in the CVR Register as of the close of business on the last Business Day before such CVR Payment Date.
(c)    Apricus shall be entitled to deduct and withhold, or cause to be deducted or withheld, from each CVR Payment Amount otherwise payable pursuant to this Agreement, such amounts as Apricus or the applicable subsidiary of Apricus is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld or paid over to or deposited with the relevant governmental entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Holder in respect of which such deduction and withholding was made.
(d)    Any portion of any CVR Payment Amount that remains undistributed to the Holders (including by means of uncashed checks or invalid addresses on the CVR Register) six (6) months after the date of the relevant CVR Payment Date shall be delivered by the Rights Agent to Apricus, upon demand, and any Holder shall thereafter look only to Apricus for payments of such CVR Payment Amount, without interest, but such Holder shall have no greater rights against Apricus than those accorded to general unsecured creditors of Apricus under applicable law. Neither Apricus nor the Rights Agent shall be liable to any Holder in respect of any cash delivered to a public official in compliance with any applicable state, federal or other abandoned property, escheat or similar

Exhibit 10.1

law. If any checks delivered pursuant to the provisions hereof shall not have been cashed prior to the date on which the cash in respect of such checks would otherwise escheat to or become the property of any governmental authority, any cash in respect of such checks shall, to the extent permitted by law, immediately prior to such time become the property of Apricus. Thereafter, Apricus shall be responsible for compliance with unclaimed property obligations.
Section 2.6.    Annual Reporting.
(a)    If no CVR Payment Amounts have become payable pursuant to Section 2.4 of this Agreement in the prior CVR Year, then within 60 days following each CVR Year, Apricus shall deliver to the Rights Agent an Officer’s Certificate stating that no CVR Payment Amounts are payable (the “Non-Achievement Certificate”). The Rights Agent shall promptly (and in no event later than five Business Days after receipt thereof) send each Holder a copy of such Non-Achievement Certificate at the address reflected in the CVR Register as of the date the Rights Agent received such Non-Achievement Certificate.
(b)    Upon demand by the Holders’ Representative within 45 calendar days after distribution by the Rights Agent of a Non-Achievement Certificate (the “Objection Period”), the Rights Agent shall deliver a written notice to Apricus prepared by the Holders’ Representative (i) specifying that the Holders’ Representative objects to the determination of Apricus that no CVR Payment Amounts are payable and (ii) setting forth the reason upon which such Holder or Holders have determined that a CVR Payment Amount became payable during the prior CVR Year (a “Notice of Objection”). Any dispute arising from a Notice of Objection shall be resolved in accordance with the procedure set forth in Section 8.10, which decision shall be binding on the parties hereto and every Holder.
(c)    If a Notice of Objection has not been delivered to Apricus within the Objection Period, then the Holders shall have no right to receive the applicable CVR Payment Amount, and Apricus and the Rights Agent shall have no further obligations with respect to such applicable CVR Payment Amount.
(d)    Apricus shall promptly furnish (and in no event later than ten Business Days after receipt of a request) to the Rights Agent all information and documentation in connection with this Agreement and the CVRs that the Rights Agent or the Holders’ Representative may reasonably request in connection with the determination of whether a CVR Payment Amount is due. The Rights Agent shall forward any information and documentation it receives to the Holders who request such information within five Business Days of receipt.
Section 2.7.    No Voting, Dividends or Interest; No Equity or Ownership Interest in Apricus.
(a)    The CVRs shall not have any voting or dividend rights, and interest shall not accrue on any amounts payable on the CVRs to any Holder.

Exhibit 10.1

(b)    The CVRs shall not represent any equity or ownership interest in Apricus or in the Surviving Corporation. The rights of the Holders are limited to those expressly set forth in this Agreement, and such Holders’ sole right to receive property hereunder is the right to receive cash from Apricus, if any, through the Rights Agent in accordance with the terms hereof. It is hereby acknowledged and agreed that a CVR shall not constitute a security of Apricus.
(c)    Each Holder acknowledges and agrees to the appointment and authority of the Holders’ Representative to act as the exclusive representative, agent and attorney-in-fact of such Holder and all Holders as set forth in this Agreement. Each Holder agrees that such Holder will not challenge or contest any action, inaction, determination or decision of the Holders’ Representative or the authority or power of the Holders’ Representative and will not threaten, bring, commence, institute, maintain, prosecute or voluntarily aid any action, which challenges the validity of or seeks to enjoin the operation of any provision of this Agreement, including, without limitation, the provisions related to the authority of the Holders’ Representative to act on behalf of such Holder and all Holders as set forth in this Agreement. If a Holder brings, commences, institutes, maintains, prosecutes or voluntary aids any such action, such Holder shall lose all rights under this Agreement and under such Holder’s CVRs, including, without limitation, the right to receive any payments under this Agreement or in connection with any CVR.
Section 2.8.    Amendments to Vitaros Agreements.
Notwithstanding anything contained herein to the contrary, neither Apricus nor the Surviving Corporation shall amend any Vitaros Agreement if such amendments materially and adversely affects the rights of the Holders to receive the CVR Payment Amounts hereunder, unless the Holders’ Representative consents to each such amendment.
Section 2.9.    Ability to Abandon CVRs.
A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights in a CVR by transferring such CVR to Apricus without consideration therefor. Nothing in this Agreement shall prohibit Apricus or any of its Affiliates from offering to acquire or acquiring any CVRs for consideration from any or all Holders, in private transactions or otherwise, in its sole discretion. Any CVRs acquired by Apricus or any of its Affiliates shall be automatically deemed extinguished and no longer outstanding for purposes of the definition of Majority of CVR Holders and ARTICLE V.
ARTICLE III
THE RIGHTS AGENT
Section 3.1.    Certain Duties and Responsibilities.
(a)    The Rights Agent shall not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent such liability arises as a result of its willful misconduct or gross negligence. No provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers.

Exhibit 10.1

(b)    The Holders’ Representative may direct the Rights Agent to act on behalf of the Holders in enforcing any of its or their rights hereunder. The Rights Agent shall be under no obligation to institute any action, suit or legal proceeding or to take any other action likely to involve material expense unless the Holders’ Representative shall furnish the Rights Agent with reasonable security and indemnity for any costs and expenses which may be incurred. All rights of action under this Agreement may be enforced by the Rights Agent, and any action, suit or proceeding instituted by the Rights Agent shall be brought in its name as Rights Agent, and any recovery of judgment shall be for the ratable benefit of all the Holders, as their respective rights or interests may appear.
Section 3.2.    Certain Rights of Rights Agent.
The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Rights Agent. In addition:
(a)    the Rights Agent may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;
(b)    whenever the Rights Agent shall deem it desirable that a matter be proved or established before taking, suffering or omitting any action hereunder, the Rights Agent may, in the absence of willful misconduct or gross negligence on its part, rely upon an Officer’s Certificate;
(c)    the Rights Agent may engage and consult with counsel of its selection and the written advice of such counsel or any opinion of counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;
(d)    in the event of arbitration, the Rights Agent may engage and consult with tax experts, valuation firms and other experts and third parties that it, in its sole and absolute discretion, deems appropriate or necessary to enable it to discharge its duties hereunder;
(e)    the permissive rights of the Rights Agent to do things enumerated in this Agreement shall not be construed as a duty;
(f)    the Rights Agent shall not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises;
(g)    Apricus agrees to indemnify the Rights Agent for, and hold the Rights Agent harmless against, any loss, liability, claim, demands, suits or expense suffered or incurred by the Rights Agent (in each case pertaining to the Rights Agent’s own account only) and arising out of or in connection with the Rights Agent’s duties under this Agreement, including the reasonable costs and expenses of defending the Rights Agent against any claims, charges, demands, suits or

Exhibit 10.1

loss, unless such loss shall have been determined by a court of competent jurisdiction to be a result of the Rights Agent’s willful misconduct or gross negligence; and
(h)    Apricus agrees (i) to pay the fees and expenses of the Rights Agent in connection with this Agreement, as set forth on Schedule 1 hereto (the “Rights Agent Fees and Expenses”), and (ii) to reimburse the Rights Agent for all taxes and governmental charges, reasonable expenses and other charges of any kind and nature incurred by the Rights Agent in the execution of this Agreement (other than taxes measured by the Rights Agent’s net income) (the “Rights Agent Transaction Expenses”). The Rights Agent shall also be entitled to reimbursement from Apricus for all reasonable and necessary out-of-pocket expenses (including reasonable fees and expenses of the Rights Agent’s counsel and agent) paid or incurred by it in connection with the administration by the Rights Agent of its duties hereunder (the “Rights Agent Out-of-Pocket Expenses” and, together with the Rights Agent Fees and Expenses and the Rights Agent Transaction Expenses, the “Rights Agent Costs”). An invoice for the Rights Agent Costs will be rendered a reasonable time before, and paid on, the effective date of the applicable transaction, provided that 50% of any Rights Agent Costs shall be offset against any CVR Payment Amount, if any. An invoice for any out-of-pocket expenses and per item fees realized will be rendered and payable within 30 calendar days after receipt by Apricus. Apricus agrees to pay to Rights Agent any amounts, including fees and expenses, payable in favor of the Rights Agent in connection with any dispute, resolution or arbitration arising under or in connection with this Agreement; provided, that in the event of a resolution in favor of Apricus, any amounts, including fees and expenses, payable by Apricus in favor of the Rights Agent or payable in favor of Apricus related to such dispute, resolution or arbitration shall be offset against any CVR Payment Amount, if any.
Section 3.3.    Resignation and Removal; Appointment of Successor.
(a)    The Rights Agent may resign at any time by giving written notice thereof to Apricus specifying a date when such resignation shall take effect, which notice shall be sent at least 30 days before the date so specified.
(b)    If the Rights Agent shall resign, be removed or become incapable of acting, Apricus, by way of a Board Resolution, shall promptly appoint a qualified successor Rights Agent who may (but need not) be a Holder but shall not be an officer of Apricus. The successor Rights Agent so appointed shall, forthwith upon its acceptance of such appointment in accordance with this Section 3.3(b), become the successor Rights Agent.
(c)    Apricus shall give notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail, postage prepaid, to the Holders as their names and addresses appear in the CVR Register. Each notice shall include the name and address of the successor Rights Agent. If Apricus fails to send such notice within ten days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent shall cause such notice to be mailed at the expense of Apricus.

Exhibit 10.1

(d)    Notwithstanding anything to the contrary in this Section 3.3, unless consented to in writing by the Holders’ Representative, Apricus shall not appoint as a successor Rights Agent, any Person that is not a stock transfer agent of national reputation or the corporate trust department of a commercial bank.
Section 3.4.    Acceptance of Appointment by Successor.
Every successor Rights Agent appointed hereunder shall, at or prior to such appointment, execute, acknowledge and deliver to Apricus and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Rights Agent; provided, that upon the request of Apricus or the successor Rights Agent, such retiring Rights Agent shall execute and deliver an instrument transferring to such successor Rights Agent all the rights, powers and trusts of the retiring Rights Agent and shall cooperate in the transfer of all relevant data, including the CVR Register, to the successor Rights Agent.
ARTICLE IV
COVENANTS
Section 4.1.    List of Holders.
Apricus shall furnish or cause to be furnished to the Rights Agent in such form as Apricus receives from its transfer agent (or other agent performing similar services for Apricus), the names, addresses and shareholdings of the Holders, within ten Business Days after the Effective Time.
Section 4.2.    Payment of CVR Payment Amount.
Apricus shall duly and promptly pay the CVR Payment Amount due to all Holders, if any, in immediately available funds, to the Rights Agent to be distributed to the Holders in the manner provided for in Section 2.5 and in accordance with the terms of this Agreement.
Section 4.3.    Performance of Vitaros Agreements; Disbursement of CVR Payment Amounts.
Unless this Agreement and the CVRs shall have been terminated as provided herein, from and after the date hereof, Apricus shall (i) perform all of its material obligations under all Vitaros Agreements and (ii) disburse all CVR Payment Amounts in accordance with the terms hereof. The parties hereto acknowledge that pursuant to the Vitaros Agreements, third parties may be responsible for, among other things, the development, regulatory filings, marketing and commercialization associated with the relevant Products named therein.

Exhibit 10.1

Section 4.4.    Prohibited Actions.
Apricus shall take no action for the principal purpose of reducing the amount of CVR Payment Amounts payable under this Agreement or restricting Apricus’ ability to pay the CVR Payment Amounts hereunder.
Section 4.5.    Books and Records.
Apricus shall, and shall cause its subsidiaries to, keep true, complete and accurate records in sufficient detail to enable the Holders and their representatives to determine the amounts payable hereunder.
Section 4.6.    Assignments.
Apricus shall not, in whole or in part, assign any of its obligations under this Agreement other than in accordance with the terms of Section 7.1. The Rights Agent may not assign this Agreement without Apricus’ prior written consent. The Holders’ Representative shall not assign this Agreement, except as provided in Section 6.3.
ARTICLE V
AMENDMENTS
Section 5.1.    Amendments Without Consent of Holders.
(a)    Without the consent of any Holders or the Holders’ Representative, Apricus, when authorized by a Board Resolution, and the Rights Agent at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:
(i)    Subject to Section 7.1, to evidence the succession of another Person to Apricus and the assumption by any such successor of the covenants of Apricus herein in a transaction contemplated by Section 7.1; or
(ii)    to evidence the termination of the CVR Registrar and the succession of another Person as a successor CVR Registrar and the assumption by any successor of the obligations of the CVR Registrar herein; provided, that such succession and assumption is in accordance with the terms of this Agreement.
(b)    Without the consent of any Holders or the Holders’ Representative, Apricus, when authorized by a Board Resolution, and the Rights Agent, in the Rights Agent’s sole and absolute discretion, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:
(i)    to evidence the succession of another Person as a successor Rights Agent and the assumption by any successor of the covenants and obligations of the Rights Agent herein; provided, that such succession and assumption is in accordance with the terms of this Agreement;

Exhibit 10.1

(ii)    to add to the covenants of Apricus such further covenants, restrictions, conditions or provisions as the Board of Directors and the Rights Agent shall consider to be for the protection of the Holders; provided, that in each case, such provisions shall not adversely affect the interests of the Holders;
(iii)    to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement; provided, that in each case, such provisions shall not adversely affect the interests of the Holders;
(iv)    as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or any applicable state securities or “blue sky” laws; or
(v)    to add, eliminate or change any provision of this Agreement unless such addition, elimination or change is adverse to the interests of the Holders and/or to the interests of the Holders’ Representative.
(c)    Promptly after the execution by Apricus and the Rights Agent of any amendment pursuant to the provisions of this Section 5.1, Apricus shall mail a notice thereof by first-class mail to the Holders’ Representative and each of the Holders at their addresses as they shall appear on the CVR Register, setting forth in general terms the substance of such amendment.
Section 5.2.    Amendments With Consent of Holders.
(a)    Subject to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of the Holders), with the consent of the Holders’ Representative and a Majority of CVR Holders, Apricus, when authorized by a Board Resolution, the Holders’ Representative and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is in any way adverse to the interests of the Holders.
(b)    Promptly after the execution by Apricus, the Holders’ Representative and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, Apricus shall mail a notice thereof by first-class mail to the Holders at their addresses as they shall appear on the CVR Register, setting forth in general terms the substance of such amendment.
Section 5.3.    Execution of Amendments.
In executing any amendment permitted by this Article V, the Rights Agent shall be entitled to receive, and shall be fully protected in relying upon, an opinion of counsel stating that the execution of such amendment is authorized or permitted by this Agreement. The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own rights, privileges, covenants or duties under this Agreement or otherwise.

Exhibit 10.1

Section 5.4.    Effect of Amendments.
Upon the execution of any amendment under this Article V, this Agreement shall be modified in accordance therewith, such amendment shall form a part of this Agreement for all purposes and every Holder shall be bound thereby.
ARTICLE VI
HOLDERS’ REPRESENTATIVE
Section 6.1.    Appointment of Holders’ Representative.
To the extent valid and binding under applicable law, the Holders’ Representative is hereby appointed, authorized and empowered to be the exclusive representative, agent and attorney-in-fact of each Holder, with full power of substitution, to make all decisions and determinations and to act (or not act) and execute, deliver and receive all agreements, documents, instruments and consents on behalf of and as agent for each Holder at any time in connection with, and that may be necessary or appropriate to accomplish the intent and implement the provisions of this Agreement and to facilitate the consummation of the transactions contemplated hereby, including without limitation for purposes of (i) negotiating and settling, on behalf of the Holders, any dispute that arises under this Agreement after the Effective Time, (ii) confirming the satisfaction of Apricus’ obligations under this Agreement and (iii) negotiating and settling matters with respect to the amounts to be paid to the Holders pursuant to this Agreement.
Section 6.2.    Authority.
To the extent valid and binding under applicable law, the appointment of the Holders’ Representative by the Holders upon the Effective Time is coupled with an interest and may not be revoked in whole or in part (including, without limitation, upon the death or incapacity of any stockholder). Subject to the prior qualifications, such appointment shall be binding upon the heirs, executors, administrators, estates, personal representatives, officers, directors, security holders, successors and assigns of each Holder. To the extent valid and binding under applicable law, all decisions of the Holders’ Representative shall be final and binding on all Holders. Apricus and the Rights Agent shall be entitled to rely upon, without independent investigation, any act, notice, instruction or communication from the Holders’ Representative and any document executed by the Holders’ Representative on behalf of any Holder and shall be fully protected in connection with any action or inaction taken or omitted to be taken in reliance thereon by Apricus absent willful misconduct by Apricus or the Rights Agent (as such willful misconduct is determined by a final, non-appealable judgment of a court of competent jurisdiction). The Holders’ Representative shall not be responsible for any loss suffered by, or liability of any kind to, the Holders arising out of any act done or omitted by the Holders’ Representative in connection with the acceptance or administration of the Holders’ Representative’s duties hereunder, unless such act or omission involves gross negligence or willful misconduct.

Exhibit 10.1

Section 6.3.    Successor Holders’ Representative.
The Holders’ Representative may be removed for any reason or no reason by written consent of a Majority of CVR Holders. In the event that the Holders’ Representative dies, becomes unable to perform his or her responsibilities hereunder or resigns or is removed from such position, a Majority of CVR Holders shall be authorized to and shall select another representative to fill such vacancy and such substituted representative shall be deemed to be the Holders’ Representative for all purposes of this Agreement. The newly-appointed Holders’ Representative shall notify Apricus, the Rights Agent and any other appropriate Person in writing of his or her appointment, provide evidence that a Majority of CVR Holders approved such appointment and provide appropriate contact information for purposes of this Agreement. Apricus and the Rights Agent shall be entitled to rely upon, without independent investigation, the identity and validity of such newly-appointed Holders’ Representative as set forth in such written notice. In the event that within 30 days after the Holders’ Representative dies, becomes unable to perform his or her responsibilities hereunder or resigns or is removed from such position and no successor Holders’ Representative has been so selected, Apricus shall cause the Rights Agent to notify the Person holding the largest quantity of the outstanding CVRs (and who is not Apricus or any Affiliate of Apricus) that such Person is the successor Holders’ Representative, and shall be the successor Holders’ Representative hereunder. If such Person notifies the Rights Agent in writing that such Person declines to serve, the Rights Agent shall forthwith notify the Person holding the next-largest quantity of the outstanding CVRs (and who is not Apricus or any Affiliate of Apricus) that such next-largest-quantity Person is the successor Holders’ Representative, and such next-largest-quantity Person shall be the successor Holders’ Representative hereunder. (And so on, to the extent as may be necessary.) The Holders are intended third party beneficiaries of this Section 6.3. If a successor Holders’ Representative is not appointed pursuant to the preceding procedure within 60 days after the Holders’ Representative dies, becomes unable to perform his or her responsibilities hereunder or resigns or is removed from such position, Apricus shall appoint a successor Holders’ Representative.
Section 6.4.    Termination of Duties and Obligations.
Subject to Section 8.8, the Holders’ Representative’s duties and obligations under this Agreement shall survive until no CVRs remain outstanding.
ARTICLE VII
CONSOLIDATION, MERGER, SALE OR CONVEYANCE
Section 7.1.    Apricus May Not Consolidate, Etc.
(a)    Apricus shall not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, unless:
(i)    the Person formed by such consolidation or into which Apricus is merged or the Person that acquires by conveyance or transfer, or that leases, the properties and assets of Apricus substantially as an entirety (the “Surviving Person”) shall expressly assume payment of amounts on all the CVRs and the performance of every duty and covenant of this Agreement on the part of Apricus to be performed or observed; and

Exhibit 10.1

(ii)    Apricus has delivered to the Rights Agent an Officer’s Certificate, stating that such consolidation, merger, conveyance, transfer or lease complies with this Article VII and that all conditions precedent herein provided for relating to such transaction have been complied with.
(b)    In the event Apricus conveys, transfers or leases its properties and assets substantially as an entirety in accordance with the terms and conditions of this Section 7.1, Apricus and the Surviving Person shall be jointly and severally liable for the payment of the CVR Payment Amount and the performance of every duty and covenant of this Agreement on the part of Apricus to be performed or observed.
Section 7.2.    Successor Substituted.
Upon any consolidation of or merger by Apricus with or into any other Person, or any conveyance, transfer or lease of the properties and assets substantially as an entirety to any Person in accordance with Section 7.1, the Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of, Apricus under this Agreement with the same effect as if the Surviving Person had been named as Apricus herein, and thereafter, except in the case of a lease, the predecessor Person shall be relieved of all obligations and covenants under this Agreement and the CVRs.
ARTICLE VIII
OTHER PROVISIONS OF GENERAL APPLICATION
Section 8.1.    Notices to Rights Agent and Apricus.
Any request, demand, authorization, direction, notice, consent, waiver or other document provided or permitted by this Agreement shall be sufficient for every purpose hereunder if in writing and sent by facsimile transmission, delivered personally, or by certified or registered mail (return receipt requested and first-class postage prepaid) or sent by a nationally recognized overnight courier (with proof of service), addressed as follows, and shall be deemed to have been given upon receipt:
(a)    if to the Rights Agent, addressed to it at 1110 Centre Point Curve, Suite 101, Mendota Heights, MN 55120-4101, facsimile at (651) 552-6942, or at any other address previously furnished in writing to the Holders and Apricus by the Rights Agent in accordance with this Section 8.1;
(b)    if to Apricus, addressed to it at 11975 El Camino Real, Suite 300, San Diego, California 92130, or at any other address previously furnished in writing to the Rights Agent and the Holders by Apricus in accordance with this Section 8.1; or

Exhibit 10.1

(c)    if to the Holders’ Representative, addressed to it at , or at any other address previously furnished in writing to the Rights Agent and Apricus by the Holders’ Representative in accordance with this Section 8.1.
Section 8.2.    Notice to Holders.
Where this Agreement provides for notice to Holders, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at his, her or its address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders.
Section 8.3.    Construction.
(a)    For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.
(b)    The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.
(c)    As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”
(d)    The use of the word “or” shall not be exclusive.
(e)    Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement, respectively.
(f)    Any reference to legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefore and all rules, regulations, and statutory instruments issued or related to such legislations.
(g)    The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.
Section 8.4.    Successors and Assigns.
This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties and their respective successors and assigns.

Exhibit 10.1

Section 8.5.    Benefits of Agreement.
Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto and the Holders) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. The Holders shall have no rights or remedies hereunder except as expressly set forth herein.
Section 8.6.    Governing Law.
This Agreement and the CVRs shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws; provided, however, that all provisions regarding the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within the State of New York, without regard to the principles or rules concerning conflicts of laws which might otherwise require application of the substantive laws of another jurisdiction.
Section 8.7.    Severability Clause.
Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.
Section 8.8.    Termination.
This Agreement shall terminate and be of no further force or effect, and the parties hereto shall have no liability hereunder, following the payment of all CVR Payment Amounts due hereunder for the CVR Year that will end on , 2028.

Exhibit 10.1

Section 8.9.    Entire Agreement; Counterparts; Exchanges by Facsimile.
This Agreement constitutes the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties hereto with respect to the subject matter hereof and thereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all parties hereto by facsimile or electronic transmission in .PDF format shall be sufficient to bind the parties hereto to the terms and conditions of this Agreement.
Section 8.10.    Negotiation; Arbitration.
(a)    Before any arbitration pursuant to Section 8.10(b), Apricus, the Rights Agent and the Holders’ Representative shall negotiate in good faith for a period of 30 days to resolve any controversy or claim arising out of or relating to this Agreement or the breach thereof.
(b)    After expiration of the 30-day period contemplated by Section 8.10(a), such controversy or claim, including any claims for breach of this Agreement, shall be settled by arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Apricus, the Rights Agent and/or the Holders’ Representative may initiate an arbitration for any matter relating to this Agreement. The number of arbitrators shall be three. Within 15 days after the commencement of arbitration, each party shall select one person to act as arbitrator, and the two selected shall select a third arbitrator within 15 days of their appointment. If the arbitrators selected by the parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be selected by the American Arbitration Association. The place of the arbitration shall be New York, NY. The arbitrators shall be lawyers or retired judges with experience in the life sciences industry and with mergers and acquisitions. Except as may be required by law, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of both parties (provided, that the Rights Agent may disclose to the Holders any such information without the consent of Apricus). Any award payable in favor of the Holders or the Rights Agent as a result of arbitration shall be distributed to the Holders on a pro rata basis, based on the number of CVRs held by each Holder. Apricus shall pay all fees and expenses of the arbitration forum, including the costs and expenses billed by the arbitrators in connection with the performance of their duties described herein; provided, that if the arbitrator rules in favor of Apricus, the Arbitrator’s fees and expenses shall be offset against the CVR Payment Amount, if any, or any future CVR Payment Amount to be made thereafter. Each party shall be responsible for its own attorney fees, expenses and costs of investigation.
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Exhibit 10.1

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.
SEELOS THERAPEUTICS, INC.
By:
Name:
Title:
APRICUS BIOSCIENCES, INC.
By:
Name:
Title:
[HOLDERS’ REPRESENTATIVE]
By:
Name:
Title:
[RIGHTS AGENT]
By:
Name:
Title:

Exhibit 10.1

Schedule 1

Rights Agent Fees and Expenses

Exhibit 10.1

Schedule 2

Vitaros Assets

All rights and obligations pursuant to the following agreements:

1.	Asset Purchase Agreement, dated as of February 3, 2009, by and between Warner Chilcott Company, Inc. and Apricus Biosciences, Inc. (formerly NexMed, Inc.).

2.	License Agreement, effective as of February 3, 2009, by and between Apricus Biosciences, Inc. (formerly NexMed, Inc.) and Warner Chilcott Company, Inc.

3.	License Agreement and Amendment, effective as of September 9, 2015, by and between Warner Chilcott Company, LLC (successor-in-interest to Warner Chilcott Company, Inc.) and NexMed (U.S.A.), Inc.